Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, February 23, 2010 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months and year ended December 31, 2009.

“We have now established proof-of-concept for two of our four clinical programs, with positive results in Phase 2 clinical trials for both LX1031 in IBS and LX4211 in type 2 diabetes,” said Dr. Arthur T. Sands, president and chief executive officer of Lexicon.  “We look forward to reporting Phase 2 clinical results from our next two programs, LX2931 for rheumatoid arthritis and LX1032 for carcinoid syndrome.”

Key Developments of 2009

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Lexicon reported positive results from the Phase 2a clinical trial of its drug candidate for non-constipating irritable bowel syndrome (IBS), LX1031, an inhibitor of tryptophan hydroxylase that acts locally to reduce serotonin synthesis in the gastrointestinal tract.  Top-line data demonstrated that the high dose of LX1031 produced statistically-significant improvements in a global assessment of relief of IBS pain and discomfort and in stool consistency as compared to placebo — clinical benefits that correspond with a reduction in serotonin synthesis.

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Lexicon completed Phase 2a studies of its drug candidate for type 2 diabetes, LX4211, an inhibitor of sodium-glucose cotransporter 2 (SGLT2).  Top-line data from the Phase 2a trial, reported in January 2010, showed statistically-significant and rapid improvements in multiple parameters in patients with type 2 diabetes, including improved glycemic control and reduced HbA1c within four weeks. In addition, reductions in weight, blood pressure, and triglyceride levels were observed for both treatment arms relative to placebo.

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Lexicon advanced LX2931, an inhibitor of sphingosine-1-phosphate (S1P) lyase, into a Phase 2a study in patients with rheumatoid arthritis.  The Phase 2 clinical trial is designed as a 12-week, randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of LX2931 and its effects on symptoms associated with rheumatoid arthritis. With enrollment in the study proceeding ahead of schedule, the Company has filed for regulatory authorization to permit enrollment of up to 200 patients, an increase from the originally-planned enrollment of up to 120 patients, which will increase the likelihood of observing a positive statistical trend. The study is being conducted at multiple centers in the United States and Eastern Europe.  Top-line data from the expanded trial are expected to be available around the end of the year.

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Lexicon continues to enroll patients in a Phase 2a study of its drug candidate for carcinoid syndrome, LX1032, an inhibitor of tryptophan hydroxylase that reduces peripheral serotonin production without affecting brain serotonin levels.  The Phase 2 clinical trial is designed as a randomized, double-blind, placebo-controlled study to evaluate the safety and tolerability of LX1032 and its effects on symptoms associated with carcinoid syndrome.  The study is expected to include up to 28 patients with carcinoid syndrome who are symptomatic despite treatment with currently available therapy.  Top-line data from the trial are expected to be available in the second half of 2010.

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In October 2009, Lexicon completed the public offering and sale of 38.3 million shares of its common stock at $1.50 per share.  The net proceeds of the offering were $55.2 million, after deducting underwriting discounts and offering expenses.

LX1031 and LX1032 are being developed in a product development collaboration with Symphony Capital Partners, L.P. and its co-investors.

Financial Results

Revenues:  Lexicon’s revenues for the three months ended December 31, 2009 decreased 78 percent to $1.4 million from $6.4 million for the corresponding period in 2008.  The decrease was primarily attributable to reduced revenues under Lexicon’s alliances with N.V. Organon, Bristol-Myers Squibb and Genentech, Inc., partially offset by increases in revenue under the company’s collaboration with Taconic Farms, Inc.  For the year ended December 31, 2009, revenues decreased 67 percent to $10.7 million from $32.3 million for the corresponding period in 2008.

Research and Development Expenses:  Research and development expenses for the three months ended December 31, 2009 decreased 16 percent to $18.8 million from $22.4 million for the corresponding period in 2008.  The decrease was primarily attributable to lower external preclinical research and development expenses as well as lower salary and benefit costs, partially offset by higher external clinical research and development expenses.  For the year ended December 31, 2009, research and development expenses decreased 24 percent to $81.2 million from $107.2 million for the corresponding period in 2008.

General and Administrative Expenses:  General and administrative expenses for the three months ended December 31, 2009 decreased nine percent to $4.4 million from $4.9 million for the corresponding period in 2008.  The decrease was primarily attributable to lower consulting and stock-based compensation expenses.  For the year ended December 31, 2009, general and administrative expenses decreased 10 percent to $19.4 million from $21.6 million for the corresponding period in 2008.

Net Loss Attributable to Lexicon Pharmaceuticals, Inc.:  Net loss for the three months ended December 31, 2009 was $22.0 million, or $0.13 per share, compared to a net loss of $15.4 million, or $0.11 per share, in the corresponding period in 2008.  Net loss for the year ended December 31, 2009 was $82.8 million, or $0.57 per share, compared to a net loss of $76.9 million, or $0.56 per share, for the corresponding period in 2008.  For the three months and year ended December 31, 2009, net loss included non-cash, stock-based compensation expense of $1.2 million and $5.3 million, respectively.  For the three months and year ended December 31, 2008, net loss included non-cash, stock-based compensation expense of $1.7 million and $6.5 million, respectively.

Cash and Investments:  As of December 31, 2009, Lexicon had $125.1 million in cash and investments net of its obligations under the credit line secured by its auction rate securities, as compared to $87.3 million as of September 30, 2009 and $158.8 million as of December 31, 2008.

Lexicon Conference Call:
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for 2009 and financial guidance for 2010 at 11:00 a.m. Eastern Time on February 23, 2010.  The dial-in number for the conference call is 888-220-1244 (within the US/Canada) or 706-679-5615 (international).  The conference ID for all callers is 57354686.  Investors can access a live webcast of the call at www.lexpharma.com.  An archived version of the webcast will be available on the website through March 2, 2010.

About Lexicon
Lexicon is a biopharmaceutical company focused on discovering and developing breakthrough treatments for human disease.  Lexicon currently has five drug candidates in development for autoimmune disease, carcinoid syndrome, diabetes, glaucoma and irritable bowel syndrome, all of which were discovered by Lexicon’s research team.  Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets.  Lexicon has focused drug discovery efforts on these biologically-validated targets to create its extensive pipeline of clinical and preclinical programs.  For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX1031, LX1032, LX2931, and LX4211 and the potential therapeutic and commercial potential of LX1031, LX1032, LX2931, and LX4211.  This press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information.  All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to successfully conduct clinical development of LX1031, LX1032, LX2931, and LX4211 and preclinical and clinical development of its other potential drug candidates, advance additional candidates into preclinical and clinical development, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements.  Information identifying such important factors is contained under “Factors Affecting Forward-Looking Statements” and “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.  Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact for Lexicon:
D. Wade Walke
Director, Corporate Communications
281/863-3046
wwalke@lexpharma.com

Lexicon Pharmaceuticals, Inc.

Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$1,292	$4,388	$9,334	$27,177
Subscription and license fees	120	1,962	1,366	5,144
Total revenues	1,412	6,350	10,700	32,321
Operating expenses:
Research and development, including stock-based compensation of $694, $1,028, $3,022 and $3,941, respectively	18,834	22,364	81,238	107,232
General and administrative, including stock-based compensation of $502, $691, $2,252 and $2,559, respectively	4,425	4,875	19,418	21,624
Total operating expenses	23,259	27,239	100,656	128,856
Loss from operations	(21,847)	(20,889)	(89,956)	(96,535)
Gain (loss) on investments, net	165	2,008	1,173	(1,314)
Interest income	211	607	880	5,762
Interest expense	(786)	(671)	(2,966)	(2,691)
Other expense, net	(513)	(485)	(2,550)	(2,106)
Consolidated loss before income taxes	(22,770)	(19,430)	(93,419)	(96,884)
Income tax benefit	—	—	102	—
Consolidated net loss	(22,770)	(19,430)	(93,317)	(96,884)
Loss attributable to noncontrolling interest in Symphony Icon, Inc.	765	4,013	10,537	20,024
Net loss attributable to Lexicon Pharmaceuticals, Inc.	$(22,005)	$(15,417)	$(82,780)	$(76,860)

Net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	$(0.13)	$(0.11)	$(0.57)	$(0.56)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	169,872	136,797	145,465	136,797

Consolidated Balance Sheet Data	As of December 31,	As of December 31,
(In thousands)	2009	2008
	(unaudited)
Cash and investments, including cash and investments held by Symphony Icon, Inc.	$162,513	$158,798
Obligations under line of credit	(37,435)	—
Cash and investments, net of obligations under line of credit	125,078	158,798

Property and equipment, net	58,754	65,087
Goodwill	25,798	25,798
Total assets	257,761	261,508
Deferred revenue	15,154	19,884
Current and long-term debt, including line of credit	66,964	30,492
Noncontrolling interest in Symphony Icon, Inc.	(290)	10,247
Accumulated deficit	(570,175)	(487,395)
Total Lexicon Pharmaceuticals, Inc. stockholders’ equity	163,787	185,580